Exhibit 3.1

SHAREHOLDER SUBSCRIPTION RIGHTS AGREEMENT

[Shareholder Name and Address]	Shareholder Number:
Number of Shares:

Ladies and Gentlemen:

The undersigned, having received and read your offering circular dated June 21, 2017 (the “Offering Circular”), understand that as shareholders of Chino Commercial Bancorp (the “Company”) owning at least four shares of the Company’s common stock as of June 16, 2017, they are being given subscription rights entitling them to subscribe for up to the number of shares of the Company’s common stock shown above, at a subscription price of $15.00 per share. Persons exercising these subscription rights will also receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. The subscription rights are not transferable. The undersigned further understand that they are also being given an over-subscription privilege allowing them to subscribe for additional shares offered on the same basis (i.e., with the bonus shares attached), subject to acceptance or rejection in our sole discretion. Unlike the subscription rights, the over-subscription privilege does not entitle you to purchase any specific number of shares. The Company reserves the right to allocate shares and to accept such subscriptions in its sole discretion, and to reject any such subscription, in whole or in part. For more information concerning the subscription rights and the over-subscription privilege, please refer to the Offering Circular.

In addition, the undersigned understand that they may subscribe for any number of shares being offered on a non-rights and non-privilege basis, at the same subscription price of $15.00 per share. However, investors purchasing shares in the non-rights portion of the offering will not receive any “bonus” shares in connection with their purchases. Management of the Company, in its sole discretion, may elect not to offer shares in connection with this offering to any person (including a shareholder exercising subscription rights) who is not a resident of California.

Upon the terms and subject to the conditions specified in the Offering Circular, the undersigned hereby subscribe(s) for the following shares of the Company’s common stock. (Note: Please refer to the accompanying Shareholder Subscription Rights Instruction Sheet for further explanation of how to complete this subscription form):

	Number of Shares	Per Share Subscription Price		Payment

Shares owned as of June 16, 2017:
Subscription Rights Entitlement:*
Shares I Wish to Purchase:
Subscription Rights		x	$15.00	=	$
Over-subscription Privilege**		x	$15.00	=	$
Total Subscription:**		x	$15.00	=	$
Bonus Shares to be Issued:***			$ 0			$0
Total Shares to be Issued:***

*	25% of shares owned, rounded down to nearest whole share.
**	Over-subscription privilege is subject to acceptance in the Company’s discretion.
***	Bonus shares represent 5% of shares actually purchased, rounded down to nearest whole share. Bonus shares and total shares to be issued assume entire over-subscription privilege subscription is accepted.

If you miss the deadline for participating in the rights offering which is July 21, 2017, unless extended, and you would like to purchase shares on a non-rights basis, please contact Dann H. Bowman, President and Chief Executive Officer or Melinda M. Milincu, Chief Financial Officer, at (909) 393 8880 or mmilincu@chinocommercialbank.com for a subscription agreement for non-rights subscribers, or download a subscription agreement from our website. Go to www.chinocommercialbank.com, click on “Investor Relations,” then “Stock Offering.”

Please sign and date this Agreement below prior to delivering it to the Company together with your completed W-9 form. Please be sure to make a copy of your completed Agreement for your records before you send it in. If you are unable to make a copy for any reason, please let us know by checking the box below and we will mail you a copy of your Agreement with an acknowledgement of receipt.

Date:	Date:

Signature (Subscriber)	Signature (Subscriber)

Please print title or capacity	Please print title or capacity
(if other than individual shareholder)	(if other than individual shareholder)

Telephone	Telephone

E-mail address	E-mail address

Unless indicated otherwise below, shares will be registered in the same manner as set forth at the top of this Agreement. If you wish shares to be registered differently, please complete the following:

Name in Which Shares are to be Registered	Number of Shares

(Please Print)

(Please Print)

If shares being subscribed for are to be delivered to an address other than as shown at the top portion of this Agreement, please complete the following:

Mailing Address

City	State	Zip Code

☐ Please send me a copy of my Agreement and acknowledgement of receipt ☐ by regular mail or ☐ by e-mail to the following address: ______________________________________.

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